Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the OM Group, Inc. 2014 Equity and Incentive Compensation Plan of our reports dated February 26, 2014, with respect to the consolidated financial statements and schedule of OM Group, Inc. and the effectiveness of internal control over financial reporting of OM Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cleveland, Ohio
August 4, 2014